UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 5, 2006

UGI Corporation
 (Exact name of registrant as specified in its charter)

Delaware	1-11071	23-2668356
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

460 North Gulph Road King of Prussia, PA	19406
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (610) 337-7000

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Bonus Payments

On December 5, 2006, the Board of Directors of UGI Corporation (“UGI”) approved annual bonuses for fiscal year 2006 for Messrs. Greenberg, Mendicino, Walsh and Varagne. Bonuses are earned pursuant to annual bonus plans of UGI and its subsidiaries and are based on the achievement of pre-approved business and/or financial performance objectives, which support business plans and strategic goals. The annual bonuses payable to UGI’s named executive officers for fiscal year 2006 are as follows:

		Bonus for Fiscal
Name	Title	Year 2006
Lon R. Greenberg	Chairman & Chief Executive Officer of UGI	$997,234
Anthony J. Mendicino	Senior Vice President – Finance & Chief Financial Officer of UGI	$355,136
John L. Walsh	President & Chief Operating Officer of UGI	$511,168
Francois Varagne	President and Chief Executive Officer of Antargaz	€231,312
Eugene V.N. Bissell	President & Chief Executive Officer of AmeriGas Propane, Inc.	$188,805

The bonus reported for Mr. Bissell is paid by AmeriGas Propane, Inc., a subsidiary of UGI, and is attributable to his position with AmeriGas Propane, Inc.

Equity Award

In connection with Anthony J. Mendicino’s planned retirement in 2007, on December 5, 2006 the Board of Directors of UGI approved a change in the expiration of the restriction period associated with Mr. Mendicino’s 16,000 stock units which were awarded to him on December 7, 2004 under the UGI Corporation 2004 Omnibus Equity Compensation Plan. Each stock unit represents the right of Mr. Mendicino to receive a share of UGI common stock or an amount based on the value of a share of UGI common stock after the expiration of the restriction period. The restriction period for the stock units will now end on March 31, 2007. The restriction period was originally scheduled to end on December 31, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UGI CORPORATION

Date: December 11, 2006	By:	/s/ Margaret M. Calabrese

Margaret M. Calabrese
Secretary